Exhibit 99.1

WD-40 Company Reports Second  Quarter 2015 Financial Results

~ Second quarter net sales of multi-purpose maintenance products grew 3 percent period-over-period ~

~ Management updates previously issued guidance in view of current foreign currency exchange conditions  ~

SAN DIEGO – April 8, 2015 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 28, 2015.

Financial Highlights and Summary

•

Total net sales for the second quarter were  $97.3 million, an increase of 3 percent compared to the prior year fiscal quarter.  Year-to-date total net sales were $193.7 million, an increase of 2 percent from the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year to date.  On a constant currency basis total net sales would have been  $100.6 million for the second quarter and $196.3 million year to date.

•

Net income for the  second quarter was $11.3 million, an increase of 10 percent compared to the prior year fiscal quarter.  Year-to-date net income was $22.1 million, an increase of 1 percent from the prior year fiscal period.

•

Diluted earnings per share were $0.76 in the second quarter, compared to $0.67 per share for the prior year fiscal quarter.  Year-to-date diluted earnings per share were $1.49 compared to $1.41 in the prior year fiscal period.

•

Gross margin was 52.6 percent in the second quarter compared to 51.6 percent in the prior year fiscal quarter.  Year-to-date gross margin was 52.1 percent compared to 51.8 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 3 percent in the second quarter to $27.4 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were also up 3 percent to $54.8 compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were down 9 percent in the second quarter to $5.5 million compared to prior year fiscal quarter.  Year-to-date advertising and sales promotion expenses were down 2 percent to $11.4 million compared to the prior year fiscal period.

"We are pleased with the solid performance of our underlying business this quarter and are more confident than ever that our strategic initiatives are well positioned to carry us into the future” said Garry Ridge, WD-40 Company’s president and chief executive officer. “In constant currency our total global sales grew 7 percent in the second quarter and 4 percent in the first half of our fiscal year.  We can’t control most of the impact that fluctuating foreign currency exchange rates have on our reported results but we will not let it distract us. Our hard working tribe will remain focused and we expect to deliver a strong finish to fiscal year 2015.”

Net Sales by Product Group (in thousands):

	Three Months Ended February 28,			Six Months Ended February 28,
	2015	2014	% Change	2015	2014	% Change
Multi-purpose maintenance products	$86,589	$83,804	3%	$171,493	$167,790	2%
Homecare and cleaning products	10,742	10,380	3%	22,191	21,935	1%
Total	$97,331	$94,184	3%	$193,684	$189,725	2%

•

Net sales of multi-purpose maintenance products, which are considered the primary growth focus for the Company, grew 3 percent in the second fiscal quarter and 2 percent year to date when compared to the prior fiscal year periods.  This growth was driven primarily by strong WD-40 Multi-Use Product sales in Asia-Pacific.

•

Net sales of homecare and cleaning products increased 3 percent in the current quarter and 1 percent year to  date when compared to the prior fiscal year periods.  The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Net Sales by Segment (in thousands):

	Three Months Ended February 28,			Six Months Ended February 28,
	2015	2014	% Change	2015	2014	% Change
Americas	$44,702	$45,208	(1)%	$89,475	$89,270	-
EMEA	38,679	38,111	1%	73,270	74,627	2%
Asia-Pacific	13,950	10,865	28%	30,939	25,828	20%
Total	$97,331	$94,184	3%	$193,684	$189,725	2%

•	Net sales by segment as a percent of total net sales for the second quarter were as follows: for the Americas, 46 percent; for EMEA, 40 percent; and for Asia-Pacific, 14 percent.
•

The decrease in sales in the Americas in the second quarter was primarily due to lower sales of WD-40 Multi-Use Product in the United States and Latin America as a result of the timing of promotional activities.

•

The increase in sales in EMEA in the second quarter was primarily due to strong sales of WD-40 Multi-Use Product in the distributor markets in Northern Europe and the Middle East, which were partially offset by decreased sales in Eastern Europe due to the political crisis in Ukraine and Russia. The increases in the distributor market sales were offset by decreased sales in the direct markets in Europe which were primarily due to the unfavorable impacts of foreign currency exchange rates.  On a constant currency basis EMEA sales for the second quarter would have increased by $3.1 million or 8% compared to the prior year fiscal year period.

•

The increase in sales in Asia-Pacific in the second quarter was primarily due to strong sales of WD-40 Multi-Use Product throughout the distributor markets, including those in South Korea, Singapore and Indonesia, and the continued growth of the WD-40 Specialist product line.  Sales in China also increased in the second quarter due to expanded distribution of WD-40 Multi-Use Product.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, March 24, 2015 a quarterly dividend of $0.38 per share payable April 30, 2015 to stockholders of record at the close of business on April 16, 2015.

On June 18, 2013, the board of directors approved a share repurchase plan that authorized the Company to acquire up to $60.0 million of its outstanding shares effective from August 1, 2013 through August 31, 2015. During the second quarter of fiscal year 2015, the Company repurchased an additional $4.7 million in shares under this plan.  Since the plan’s commencement on August 1, 2013, the Company has repurchased $60.0 million in shares under the plan. As a result, the Company has utilized the entire authorized amount and completed the repurchases under this share repurchase plan.

On October 14, 2014 the board of directors approved a new share repurchase plan. Under the plan, which is effective now that the Company’s $60.0 million has been exhausted,  the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2016. The timing and the amount of any repurchases of common stock will be determined by management based on its evaluation of market conditions and other factors. Through February 28, 2015, no repurchases were made under this $75.0 million plan.

Updated Fiscal Year 2015 Guidance

The Company’s updated guidance for fiscal year 2015 is as follows:

•	Net sales growth is projected to be between 1 and 4 percent with net sales expected to be between $387 million and $400 million.
•	Gross margin for the full fiscal year is expected to be better than 52 percent.
•	Projected advertising and promotion expenses to be 6.0 percent to 7.0 percent of net sales.
•	Net income is projected to be between $45.1 million and $46.0 million.
•	Expect diluted earnings per share to be between $3.07 and $3.13 based on an estimated 14.7 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures and is based on recent foreign currency exchange rates.

“Our underlying business is performing in line with our previously issued guidance.  However, in view of current foreign currency exchange conditions, we have updated our previously issued guidance,” said Jay Rembolt, WD-40 Company’s vice president and chief financial officer.  “Foreign currency exchange fluctuations have impacted our business performance in the first half of the year and are expected to do so for the duration of the fiscal year.”

“We also remain somewhat uncertain how the recent declines in the price of crude oil will embed into our financials over the long-term.  We had a number of price increases planned for this fiscal year to offset the costs of implementing some new regulatory requirements, primarily in our Americas segment.  However, the declines in the cost of crude oil have allowed us to delay these planned price increases. We will continue to monitor the situation closely” continued Rembolt.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its multi-purpose maintenance products and its homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®,  X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $383 million in fiscal year 2014 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for multi-purpose maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2015 which the Company expects to file with the SEC on April 9, 2015.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of April 8, 2015, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets multi-purpose maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKETM product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 28,	August 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$43,701	$57,803
Short-term investments	42,056	45,050
Trade and other accounts receivable, less allowance for doubtful accounts of $523 and $406 at February 28, 2015
and August 31, 2014, respectively	71,575	63,618
Inventories	34,677	34,989
Current deferred tax assets, net	5,712	5,855
Other current assets	5,666	8,339
Total current assets	203,387	215,654
Property and equipment, net	10,215	9,702
Goodwill	96,444	95,499
Other intangible assets, net	24,511	23,671
Other assets	3,164	3,154
Total assets	$337,721	$347,680
-
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$23,049	$18,031
Accrued liabilities	16,795	18,382
Revolving credit facility	103,000	98,000
Accrued payroll and related expenses	8,194	15,969
Income taxes payable	593	1,529
Total current liabilities	151,631	151,911
Long-term deferred tax liabilities, net	23,283	24,253
Other long-term liabilities	2,255	2,101
Total liabilities	177,169	178,265

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,508,893 and 19,464,310 shares issued at February 28, 2015 and
August 31, 2014, respectively; and 14,598,538 and 14,754,362 shares
outstanding at February 28, 2015 and August 31, 2014, respectively	20	19
Additional paid-in capital	138,632	136,212
Retained earnings	249,109	237,596
Accumulated other comprehensive income (loss)	(7,143)	1,103
Common stock held in treasury, at cost ― 4,910,355 and 4,709,948
shares at February 28, 2015 and August 31, 2014, respectively	(220,066)	(205,515)
Total shareholders' equity	160,552	169,415
Total liabilities and shareholders' equity	$337,721	$347,680

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended February 28,
	2015	2014	2015	2014

Net sales	$97,331	$94,184	$193,684	$189,725
Cost of products sold	46,098	45,626	92,750	91,494
Gross profit	51,233	48,558	100,934	98,231

Operating expenses:
Selling, general and administrative	27,360	26,651	54,784	53,350
Advertising and sales promotion	5,485	6,001	11,400	11,616
Amortization of definite-lived intangible assets	757	654	1,526	1,246
Total operating expenses	33,602	33,306	67,710	66,212

Income from operations	17,631	15,252	33,224	32,019

Other income (expense):
Interest income	178	158	312	289
Interest expense	(275)	(226)	(569)	(441)
Other expense	(1,443)	(229)	(1,341)	(443)
Income before income taxes	16,091	14,955	31,626	31,424
Provision for income taxes	4,758	4,638	9,507	9,625
Net income	$11,333	$10,317	$22,119	$21,799

Earnings per common share:
Basic	$0.77	$0.67	$1.50	$1.42
Diluted	$0.76	$0.67	$1.49	$1.41

Shares used in per share calculations:
Basic	14,636	15,202	14,652	15,241
Diluted	14,703	15,272	14,720	15,319
Dividends declared per common share	$0.38	$0.34	$0.72	$0.65

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 28,
	2015	2014
Operating activities:
Net income	$22,119	$21,799
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	3,247	2,849
Net gains on sales and disposals of property and equipment	(31)	(33)
Deferred income taxes	(1,046)	(335)
Excess tax benefits from settlements of stock-based equity awards	(587)	(820)
Stock-based compensation	1,636	1,479
Unrealized foreign currency exchange losses, net	1,745	132
Provision for bad debts	209	174
Changes in assets and liabilities:
Trade and other accounts receivable	(12,602)	(4,885)
Inventories	(408)	(1,387)
Other assets	2,332	(3,309)
Accounts payable and accrued liabilities	4,501	5,470
Accrued payroll and related expenses	(8,037)	(9,603)
Income taxes payable	318	2,744
Other long-term liabilities	100	32
Net cash provided by operating activities	13,496	14,307

Investing activities:
Purchases of property and equipment	(2,833)	(1,991)
Proceeds from sales of property and equipment	250	171
Purchase of intangible assets	-	(1,776)
Acquisition of business	(3,705)	-
Purchases of short-term investments	(1,831)	(5,643)
Maturities of short-term investments	1,673	908
Net cash used in investing activities	(6,446)	(8,331)

Financing activities:
Treasury stock purchases	(14,551)	(22,270)
Dividends paid	(10,606)	(9,973)
Proceeds from issuance of common stock	856	1,241
Excess tax benefits from settlements of stock-based equity awards	587	820
Proceeds from revolving credit facility	5,000	10,000
Net cash used in financing activities	(18,714)	(20,182)
Effect of exchange rate changes on cash and cash equivalents	(2,438)	1,734
Net decrease in cash and cash equivalents	(14,102)	(12,472)
Cash and cash equivalents at beginning of period	57,803	53,434
Cash and cash equivalents at end of period	$43,701	$40,962